Exhibit 99.1

Fred's Reports Higher Third Quarter Earnings

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 26, 2008--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended November 1, 2008.

For the third quarter of 2008, Fred's reported net income of $6.1 million or $0.15 per diluted share, up 32% from net income of $4.6 million or $0.12 per diluted share in the year-earlier quarter.

For the nine months ended November 1, 2008, net income totaled $14.4 million or $0.36 per diluted share, inclusive of net costs associated with the closing of 74 stores and 22 pharmacies, pursuant to the Company's previously announced program to close 75 underperforming stores and 22 underperforming pharmacies in 2008. Excluding net costs associated with the store restructuring program, net income was $18.9 million or $0.47 per diluted share for the first nine months of 2008. In the year-earlier period, Fred's net income totaled $15.1 million or $0.38 per diluted share.

Fred's total sales for the third quarter of fiscal 2008 were $418.0 million compared with $419.9 million for the same period last year, with the year-over-year decline of 0.4% reflecting the Company's store-closing program. Excluding stores closed in 2008, total sales from ongoing stores increased 4% over the third quarter of last year. On a comparable store basis, third quarter sales increased 1.4% versus 1.1% in the year-earlier period. For the first nine months of 2008, total sales increased 3% to $1.329 billion compared with $1.287 billion in the year-earlier period. Comparable store sales for the year-to-date period in 2008 increased 2.9% versus 1.2% in the prior-year period.

Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We continue to benefit from the implementation of our strategic plan, built on sales and operational initiatives to drive traffic, control expenses, and close underperforming stores this year. Together, these steps have helped extend a positive trend in operating performance throughout the Company, underscored by greater expense leverage, higher inventory turnover, and improved cash flow. This translated into a 31% increase in operating income for the third quarter, coupled with a 32% increase in net income and a 25% increase in earnings per share.

"We move into the fourth quarter well prepared both financially and operationally," Hayes continued. "With all the white noise surrounding the state of the economy, the fourth quarter is certain to be exciting. Despite the uncertainties, the market niche we serve and the ongoing success of our sales and operational initiatives put us in a good position to continue building market share. Our balance sheet remains strong, highlighted by a cash-positive position, no debt outstanding under our seasonal revolving credit facility, versus more than $40 million outstanding this time last year, and on-plan inventories that are seasonally focused."

Fred's gross profit for the third quarter declined 0.6% to $124.2 million from $124.9 million in the prior-year period. Gross margin for the quarter was 29.7%, unchanged from the third quarter of last year. The gross margin for the third quarter of 2008 reflected primarily the continued mix shift of general merchandise products and higher freight costs, offset by improving margins in the pharmacy department. Gross profit for the first nine months of 2008 increased 2% to $380.5 million from $373.4 million last year. Gross margin for the year-to-date period in 2008 was 28.6% versus 29.0% last year.

Selling, general and administrative expenses for the third quarter of 2008, including depreciation and amortization, were 27.4% of sales versus 28.0% in year-earlier period. This expense leverage primarily came from managing labor and other costs in the stores. For the first nine months of 2008, selling, general and administrative expenses were 26.9% of sales compared with 27.2% of sales in the prior-year period. Excluding net costs associated with the store restructuring program, selling, general and administrative expenses were 26.3% of sales for the first nine months of 2008.

Operating income for the third quarter of 2008 increased 31% to $9.4 million compared with $7.2 million in the prior-year period. The improved performance from ongoing operations reflected primarily higher comparable store sales in the quarter and greater leverage of operating expenses throughout the Company. Operating income for the first nine months of 2008 totaled $23.1 million, down from $24.0 million in the prior-year period. Excluding the effect of net costs associated with the store restructuring program, operating income was $29.8 million for the first nine months of 2008, representing a 24% increase from the year-earlier period.

During the third quarter, Fred's opened one new store and two new pharmacies. For the year-to-date period, the Company has opened 17 stores and five pharmacies.

In the fourth quarter, the Company expects total sales to decrease 2% to 4% reflecting the closing of the 75 stores and 22 pharmacies in line with the Company's planned restructuring program. Comparable store sales are expected to be flat for the quarter with the strong consumables sales offset by weaker sales in discretionary departments. Earnings per share are forecasted to be in the range of $0.17 to $0.21 for the fourth quarter, compared with a loss of $0.11 in the same period last year. Based on this outlook, the Company continues to expect total earnings per diluted share for 2008 to be in the range of $0.54 to $0.57, including net costs in 2008 related to the announced store closings. Excluding net costs associated with the store restructuring program in 2008, earnings per share in 2008 are expected to be in the range of $0.72 to $0.76.

Fred's, Inc. operates 658 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 26, 2008.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (in thousands, except per share amounts)

	13 Weeks Ended Nov. 1, 2008	13 Weeks Ended Nov. 3, 2007	Percent Change
Net sales	$418,036	$419,913	-0.4%
Operating income	$9,403	$7,190	30.8%
Net income	$6,089	$4,607	32.2%
Net income per share:
Basic	$0.15	$0.12	25.0%
Diluted	$0.15	$0.12	25.0%
Average shares outstanding:
Basic	39,639	39,844
Diluted	39,870	39,924
	39 Weeks Ended Nov. 1, 2008	39 Weeks Ended Nov. 3, 2007	Percent Change
Net sales	$1,329,455	$1,286,815	3.3%
Operating income	$23,087	$24,049	-4.0%
Net income	$14,372	$15,103	-4.8%
Net income per share:
Basic	$0.36	$0.38	-5.3%
Diluted	$0.36	$0.38	-5.3%
Average shares outstanding:
Basic	39,687	39,826
Diluted	39,893	39,900

FRED'S, INC. Unaudited Fiscal 2008 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended Nov. 1, 2008	% of Total	13 Weeks Ended Nov. 3, 2007	% of Total
Net sales	$418,036	100.0%	$419,913	100.0%
Cost of goods sold	293,850	70.3%	294,993	70.3%
Gross profit	124,186	29.7%	124,920	29.7%
Depreciation & amortization	6,367	1.5%	7,088	1.7%
Selling, general and administrative expenses	108,416	25.9%	110,642	26.3%
Operating income	9,403	2.2%	7,190	1.7%
Interest (income) expense, net	59	0.0%	353	0.1%
Income before income taxes	9,344	2.2%	6,837	1.6%
Provision for income taxes	3,255	0.8%	2,230	0.5%
Net income	$6,089	1.5%	$4,607	1.1%
Net income per share:
Basic	$0.15		$0.12
Diluted	$0.15		$0.12
Weighted average shares outstanding:
Basic	39,639		39,844
Diluted	39,870		39,924

Unaudited Fiscal 2008 Six-month Results (in thousands, except per share amounts)

	39 Weeks Ended Nov. 1, 2008	% of Total	39 Weeks Ended Nov. 3, 2007	% of Total
Net sales	$1,329,455	100.0%	$1,286,815	100.0%
Cost of goods sold	948,937	71.4%	913,411	71.0%
Gross profit	380,518	28.6%	373,404	29.0%
Depreciation & amortization	20,229	1.5%	21,723	1.7%
Selling, general and administrative expenses	337,202	25.4%	327,632	25.5%
Operating income	23,087	1.7%	24,049	1.9%
Interest (income) expense, net	309	0.0%	494	0.1%
Income before income taxes	22,778	1.7%	23,555	1.8%
Provision for income taxes	8,406	0.6%	8,452	0.6%
Net income	$14,372	1.1%	$15,103	1.2%
Net income per share:
Basic	$0.36		$0.38
Diluted	$0.36		$0.38
Weighted average shares outstanding:
Basic	39,687		39,826
Diluted	39,893		39,900

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	Nov. 1, 2008	Nov. 3, 2007
ASSETS:
Cash and cash equivalents	$8,508	$12,047
Inventories	372,812	387,931
Receivables	29,608	28,137
Other non-trade receivables	18,360	21,215
Prepaid expenses and other current assets	13,436	13,345
Total current assets	442,724	462,675
Property and equipment, net	141,244	150,328
Other non-current assets	11,187	8,563
Total assets	$595,155	$621,566

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$120,946	$111,140
Current portion of indebtedness	257	159
Current portion of capital lease obligation	0	192
Accrued expenses and other	42,906	40,618
Deferred income taxes	17,543	15,408
Income taxes payable	0	0
Total current liabilities	181,652	167,517

Long-term portion of indebtedness	4,902	54,363
Deferred income taxes	8,727	11,867
Long-term portion of capital lease obligations	0	0
Other non-current liabilities	14,215	11,265
Total liabilities	209,496	245,012
Shareholders' equity	385,659	376,554
Total liabilities and shareholders' equity	$595,155	$621,566

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer